Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the First Quarter 2009

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — May 6, 2009—MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its robotic arm interactive orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as MAKOplasty®, today announced its operating results for the quarter ended March 31, 2009.

Recent Business Highlights

Product Milestones – At the end of the first quarter, MAKO achieved full commercial release of its RIO™ Robotic Arm Interactive Orthopedic system (version 2.0 of the Tactile Guidance System™) and limited release of its RESTORIS® MCK MultiCompartmental Knee implant system, which together enable MAKOplasty surgeons to perform bicompartmental knee procedures.

RIO System Upgrades – Following the commercial release of the RIO system, MAKO upgraded four of its existing seventeen MAKOplasty sites from TGS units to RIO systems and recognized the associated previously deferred revenue in the quarter. MAKO anticipates upgrading the remaining thirteen MAKOplasty sites and recognizing the associated previously deferred revenue by the end of the third quarter of 2009.

RIO System Sales – Three RIO systems were installed and customer accepted at commercial sites during the first quarter, including the second conversion of a non-commercial site. These new sites brought the total number of MAKO’s commercial MAKOplasty sites to 20 as of March 31, 2009.

MAKOplasty Procedure Volume – During the first quarter, 265 MAKOplasty procedures were performed, representing a 33% increase over the fourth quarter of 2008 and a 160% increase over the first quarter of 2008. A total of 1,047 MAKOplasty procedures have been performed since the first procedure in June 2006.

Clinical Education – MAKO attended three orthopedic meetings during the quarter and held its first BioSkills course, which is designed to bring together current and prospective MAKOplasty surgeons to share best practices.

Shareholder Approval of Potential Additional Equity Funding – In January, in connection with its October 2008 equity financing, MAKO received stockholder approval for a potential issuance and sale of an additional $20 million of common stock, along with related warrants, which issuance and sale is conditioned upon MAKO’s achievement of certain business related milestones before December 31, 2009.

“We are pleased with our operating results for the first quarter,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “The 265 MAKOplasty procedures performed by our customers and the addition of three new commercial sites represent a continuation of the strong adoption trends we experienced in 2008. In addition, we achieved a major milestone with the commercial release of the RIO system, which allowed us to begin the upgrade of our existing MAKOplasty sites from TGS units to our next generation RIO system.”

2009 First Quarter Financial Review

Revenue was $3.7 million in the first quarter of 2009 compared to $0.5 million in the first quarter of 2008. The revenue in the first quarter of 2009 was primarily generated from the 265 MAKOplasty procedures performed in the quarter (approximately $1.2 million in revenue) and the recognition of deferred system revenue upon the upgrade of four MAKOplasty sites from TGS units to RIO systems (approximately $2.5 million in revenue). Additionally, because the commercial release of the RIO system occurred near the end of the quarter, MAKO deferred $2.0 million of revenue associated with the three RIO system sales in the quarter which, while installed and customer accepted, required delivery of certain supporting instrumentation after quarter end. This revenue is expected to be recognized in the second quarter of 2009.

Operating expenses were $9.8 million in the first quarter of 2009 compared to $8.7 million in the first quarter of 2008. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant products and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth and incurred costs associated with operating as a public company.

Net loss attributable to common stockholders for the three months ended March 31, 2009 was $8.9 million, including non-cash stock-based compensation expense of $830,000, or $(0.36) per basic and diluted share, based on weighted average basic and diluted shares outstanding of 24.7 million. This net loss compares to a net loss attributable to common stockholders for the same period in 2008 of $9.1 million, including non-cash stock-based compensation expense of $1.5 million, or $(0.95) per basic and diluted share, based on weighted average basic and diluted shares outstanding of 9.5 million.

Cash, cash equivalents and investments were $49.3 million as of March 31, 2009, compared to $63.6 million as of December 31, 2008. Included in short-term investments as of December 31, 2008 was $1.0 million par value of variable auction rate securities that had experienced failed auctions in 2008, limiting the liquidity of these securities. In January 2009, all of MAKO’s outstanding auction rate securities were redeemed at par value either by the issuing fund or MAKO’s investment firm.

Conference Call

MAKO will host a conference call today at 4:30 pm EDT to discuss its first quarter 2009 results. To listen to the conference call, please dial 888-791-4324 for domestic callers and 913-312-0720 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO™ Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO™ System (RIO™) is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing implants through a minimal incision. The FDA-cleared RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient-specific population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a further economic downturn on the ability of MAKO’s customers to secure adequate funding to buy MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to product launches, particularly the launch of MAKO’s RIO system and RESTORIS MCK MultiCompartmental Knee implant system, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased governmental regulation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to MAKO’s products, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market MAKO’s products. These and other risks are described in greater detail under Item 1A, Risk Factors, of MAKO’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO™,” “Tactile Guidance System™” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended March 31,
	2009	2008
Revenue:
Products	$1,155	$415
Systems – RIO	―	―
Systems – TGS, previously deferred	2,490	―
Service and other	82	83
Total Revenue	3,727	498
Cost of revenue:
Products	529	140
Systems – RIO	252	230
Systems – RIO upgrades	1,213	―
Systems – TGS, previously deferred	972	―
Service and other	106	―
Total cost of revenue	3,072	370
Gross profit	655	128
Operating costs and expenses:
Selling, general and administrative	6,771	4,648
Research and development	2,513	3,610
Depreciation and amortization	478	422
Total operating costs and expenses	9,762	8,680
Loss from operations	(9,107)	(8,552)
Interest and other income	222	160
Interest and other expenses	―	(109)
Net loss	$(8,885)	$(8,501)
Net loss attributable to common stockholders	$(8,885)	$(9,066)
Net loss per basic and diluted share attributable to common stockholders	$(0.36)	$(0.95)
Basic and diluted weighted average common shares outstanding	24,741	9,512

Selected Balance Sheet Data (unaudited) (in thousands)	March 31, 2009	December 31, 2008

Cash, cash equivalents and investments	$49,286	$63,624
Deferred cost of revenue	3,723	3,608
Total assets	77,972	86,533

Deferred revenue	11,050	11,589
Long-term debt	―	―
Additional paid-in capital	147,585	146,607
Accumulated deficit	(89,057)	(80,172)
Total stockholders’ equity	58,567	66,514

CONTACT:

Investors:

MAKO Surgical Corp.

Susan M. Verde

954-927-2044 x349

sverde@makosurgical.com

or

Westwicke Partners

Mark Klausner

443-213-0500

mark.klausner@westwicke.com

Source: MAKO Surgical Corp.